INFINIUM LABS CORPORATION
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of Jan. 3, 2003 ("Effective Date"), between Infinium Labs Corporation, a Delaware corporation ("Company"), and the undersigned named executive ("Executive").

BACKGROUND

The Company is currently engaged in the business of: (a) developing and building a platform to play electronic video games; (b) operating an online game service to provide on-demand access to multi-player games and interactive entertainment; and (c) providing products, entertainment, advertising and services in the gaming console market, game rental or games on-demand, and the Internet gaming online business (collectively the "Business").

Company desires to obtain the services of Executive or continue the services of Executive, and Executive desires to be employed by Company or continue to be employed by Company, upon the terms and conditions hereinafter set forth. As an ancillary and integral part of this Agreement, Company desires to obtain Executive's covenant not to compete and other covenants, and Executive desires to make a covenant not to compete and such other covenants as hereinafter set forth. The Executive is or will be employed by the Company in a confidential relationship wherein the Executive, in the course of Executive's employment with the Company, has and will continue to become familiar with and be aware of information as to the Company and its subsidiaries and affiliates (collectively the "Infinium Companies") and their respective customers, the specific manner of doing business, including the processes, techniques and trade secrets utilized by the Infinium Companies, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company, which information is a trade secret and constitutes valuable good will of the Company.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1. Position and Responsibilities.

1.1 Position. Executive is employed by the Company to render services to the Company in the position of Executive Vice President of Channel Sales. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company, including, but not limited to working with broadband providers, affiliates, resellers, distribution partners or any entity or person similarly situated for the purpose of closing sales and creating revenues. Executive shall

abide by the rules, regulations and practices as adopted or modified, from time to time, in the Company's sole discretion; and Executive shall use Executive's best efforts to promote the interests of Company. This Agreement shall supersede any and all employment agreements, letters of intent, term sheets, arrangements and/or any other understanding, whether written or oral, between the Executive and the Infinium Companies, regarding any and all matters relating to employment, compensation, benefits or similar matters.

1.2 Other Activities. Executive shall devote Executive's full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company's business, in a diligent, loyal and conscientious manner. Executive shall not, during the term of this Agreement: (a) accept any other employment, or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof.

1.3 No Conflict. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity. Further, Executive shall indemnify the Company for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company, based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

2. Compensation and Benefits.

2.1 Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial salary equivalent to one hundred twenty-five thousand Dollars ($125,000.00) per year ("Base Salary"). The Base Salary shall increase to one hundred seventy-five thousand Dollars (175,000.00) when it is anticipated that Infinium will have closed 2nd round financing or by June 1st, which ever occurs first. The Base Salary shall be paid in accordance with the Company's regularly established payroll practice. Executive's Base Salary shall be reduced by withholdings required by law. Executive's Base Salary will be reviewed, from time to time, in accordance with the established procedures of the Company for adjusting salaries for

similarly situated employees and may be adjusted, in the sole discretion of the Board of Directors of this Company (the "Board").

2.2 Stock Options. The Company intends to establish the Infinium Labs Corporation 2003 Stock Incentive Plan (the "Stock Option Plan"). The Board will create a Stock Plan Committee, and it will recommend to the Board, from time to time, the number, if any, of options to grant to Executive to purchase shares of the Common Stock of the Company pursuant to the terms of the Stock Option Plan, which Stock Option Plan, provides, among other terms, for the grant of both "incentive" and "non-qualified" stock options to certain employees, directors and consultants of the Company. This recommendation will be considered for approval at the Company's annual meeting of the Board. The price per share of any approved options will be determined at that meeting. Executive's entitlement to any stock options that may be approved is conditioned upon Executive's signing of the Company's Stock Option Award Agreement ("SOAA") and is subject to its terms and the terms of the Stock Option Plan under which the options are granted, including vesting requirements. The Stock Plan Committee, in evaluating the number of stock options to be granted to Executive on an annual basis, shall consider a number of factors including, but not limited to, Executive's fulfillment of Executive's business management objectives ("BMO") annexed hereto as Exhibit 2.2. Executive shall receive at signing of this agreement 50K shares no vesting period.

2.3 Fringe Benefits. So long as Executive meets the applicable eligibility requirements, Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, from time to time, and as may be amended, from time to time, in the Company's sole discretion. Company reserves the right to terminate any benefit plan for any reason or no reason. Such benefit plans, if adopted, will include coverage for health, hospitalization, dental, eye care, life and other insurance plans acceptable to the Company from time to time (collectively the "Health Plans").

2.4 Business Expenses. Throughout the term of Executive's employment hereunder, Company shall reimburse Executive for all reasonable and necessary travel, entertainment and other business expenses which may be incurred in direct connection with the performance of Executive's duties in accordance with policies adopted, from time to time, by Company concerning expense reimbursement for employees. Executive shall receive a car allowance of up to $500.00 per month toward obtaining a mid-size car in lieu of renting a car when commuting to Florida.

Such expenses as are authorized for payment or reimbursement shall be paid for by Company or reimbursed to Executive upon presentation to Company of an itemized expense statement with respect thereto and such other documentation as may be required by the Company's reimbursement policies from time to time.

2.5 Stock Restriction. Executive, if applicable, shall execute and deliver to Company, as a condition to the effectiveness of this Agreement, the Stockholder Vesting Agreement ("SVA") annexed hereto as Exhibit 2.5 and made a part hereof. Pursuant to the SVA and subject to Executive's satisfactory fulfillment of Executive's BMO, Stockholder has or will receive the Total Shares described in the SVA. Notwithstanding any other provision in the SVA and this Agreement to the contrary, as an inducement to Company to engage the Executive for employment and issue Total Shares to Executive (subject to the SVA), Executive covenants, for the benefit of the Company, that:

a. subject to any restrictions required by the Company's underwriter or investment banking firm_or rules and regulations of the Securities and Exchange Commission, no offering, sale, contract to sell or other disposition (collectively a "Disposition") of any Total Shares, (or any other securities at any time convertible or exchangeable into Common Stock resulting from a stock split revenue stock split, stock dividend, combination, reclassification, or similar transactions) or warrants, rights or options exercisable at any time therefore will be made: (i) until January 7th, 2005 ("Start Date"), at which time Executive may exercise a Disposition of fifty percent (50%) of the Executive's Vested Shares, provided Executive is otherwise eligible to consummate a Disposition under the Act (as defined below); (ii) thereafter, on the monthly anniversary of the Start Date, Executive may exercise a Disposition of ten percent (10%) of all Vested Shares or the amount which the Executive would be permitted to sell under Rule 144(e) under the Securities Act of 1933 (the "Act") [whether or not the Executive is then subject to the provisions of Rule 144(e)], whichever is lesser; and (iii) with respect to any period commencing on or after the thirteenth (13th) monthly anniversary of the Start Date, such number of Vested Shares as permitted under the provisions of Rule 144, in each case directly or indirectly, by the Executive, otherwise than pursuant to the consent of the Board or pursuant to bona fide gifts to persons who agree in writing with the Company to the bound by the provisions of this clause or, in the case of the death of the Executive, pursuant to Executives will or the laws of descent and distribution;

b. the Executive has not taken and will not take, directly or indirectly, any action after an IPO which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Total Shares; and

c. capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the SVA.

2.6 Additional Executive Perquisites and Benefits. The Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

a. paid vacation for each year during the period of employment as may be afforded officers and key employees generally under the Company's policies in effect from time to time (pro-rated for any year in which the Executive is employed for less than a full year); and

b. the Company shall provide the Executive with other executive perquisites as may be available to or deemed appropriate for the Executive by the Board and participation in all other Company-wide employee benefits as available from time to time, which may include participation in the Company's Long-Term Incentive Plan.

3. **Term.** The term of this Agreement shall commence on the Effective Date and shall end on the date which is the third anniversary of the Effective Date (the "Initial Term"); provided, however, that in the event that the Company or the Executive does not notify the other party on or prior to the date which is three (3) calendar months prior to the expiration of the Initial Term (such date, the "Notification Date") that it or he (as the case may be) desires that the Initial Term not be extended beyond the termination of the Initial Term, the term of this Agreement shall automatically be extended beyond the Initial Term for a successive one year period on each anniversary of the Notification Date [for purposes of clarity, it is the parties' intention that, in the absence of such notice, the extended term shall, at all times, be one (3) year], until either party gives notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-extended term (the term of this Agreement, whether during the Initial Term or any extension thereof, the "Term").

4. **Non-Competition Agreement.**

a. General. Subject to Section 4(c), the Executive shall not, during the period of Executive's employment by or with the Company, and for a period of two (2) years immediately following the termination of Executive's employment under this Agreement (such period, the "Restricted Period"), for any reason whatsoever, directly or indirectly, for Executive or on behalf of or in conjunction with any other person, persons, company, partnership, limited liability company, corporation, entity or business of whatever nature:

i. engage, as an officer, director, shareholder, owner, partner, joint venture, or in any other capacity, whether as an agent, employee, independent contractor, consultant or advisor, or as a sales representative, in the Business or any other business whose products or services compete in whole or in part with the Company or any Infinium Company (or any material portion of an Infinium Company) during the Restricted Period;

ii. call upon any person who is, at that time, an employee of the Company (including an Infinium Company) for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including an Infinium

Company), provided that the Executive shall be permitted to call upon and hire any member of Executive's immediate family;

iii. call upon any person or entity which is, at that time, or which has been, within the two (2) years prior to that time, a customer of the Company (including an Infinium Company) for the purpose of soliciting or selling products and services similar in nature to those which are or were provided by the Company to such customer, or persuade or attempt to persuade any agent, vendor, supplier, client, customer, prospective customer, independent contractor, or other person who has a business or professional relationship with the Company to cease to do business with the Company, reduce the amount of business that it historically has done with the Company, or otherwise, adversely or materially alter its business or professional relationship with the Company;

iv. call upon any prospective acquisition candidate, on the Executive's own behalf or on behalf of any competitor, which candidate was, to the Executive's actual knowledge after due inquiry, either called upon by the Company (including an Infinium Company) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity, provided that the Executive shall not be charged with violating this section unless and until the Executive shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made for the purpose of acquiring such entity; or

v. disclose any information regarding customers, whether in existence or proposed, of the Company (or an Infinium Company) to any person, firm, partnership, corporation or business for any reason or purpose whatever.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

b. Remedies. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the foregoing covenants may be enforced by the Company in the event of a breach by the Executive, by injunctions and restraining orders. If a court having jurisdiction determines for any reason that the Company is not entitled to injunctive relief, the Company shall be entitled to recover from Executive all losses and damages suffered by the Company as a result of the breach (including treble, punitive, incidental and consequential damages) and all profit, remuneration, or other consideration that Executive gains from breaching this covenant; and reimbursement from Executive of all costs incurred by the Company in enforcing the covenant or otherwise defending or prosecuting any mediation, arbitration, or litigation arising out of the covenant. The

Company may exercise any of the foregoing remedies concurrently, independently, or successively.

c. Reasonable Restraint. The foregoing covenants in this Section 4 impose a reasonable restraint on the Executive in light of the activities and business of the Company (including the Infinium Companies) on the date of the execution of this Agreement and the current plans of the Company (including the Infinium Companies); but it is also the intent of the Company and the Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Infinium Companies) throughout the term of these covenants, whether before or after the date of termination of the employment of the Executive. For example, if, during the term of this Agreement, the Company (including the Infinium Companies) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the background clauses above or the locations currently established therefore, then the Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business through the Restricted Period.

In the event the Executive cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the Company (including the Infinium Companies), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this Section 4, and in any event such new business, activities or location are not in violation of this Section 4 or of Executive's obligations under this Section 4, if any, the Executive shall not be chargeable with a violation of this Section 4 if the Company (including the Infinium Companies) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

d. Severability. The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions of any specific covenant as set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

e. Independent Provisions. All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this

Section 4, during which the agreements and covenants of the Executive made in this Section 4 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 4.

5. Inventions and Proprietary Information; Prohibition on Third Party Information.

5.1 Proprietary Information and Invention Assignment Agreement (the "P&I Agreement") and Executive Confidentiality Agreement (the "EC Agreement"). Executive shall sign and be bound by the terms of the Company's P&I Agreement and EC Agreement (or similar agreements), the form of which have previously been provided to Executive by the Company, a copy of which are annexed hereto as Exhibit 5.1.

5.2 Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary or confidential information or trade secrets of others at any time, including, but not limited to, any proprietary information or trade secrets of any former employer, if any. Any violation of this provision shall be grounds for Executive's immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

6. Termination; Rights on Termination. This Agreement and the Executive's employment may be terminated in any one of the followings ways:

a. Death. Not withstanding the provisions of this agreement to the contrary, In the event of death of the executive in the course or conduct of any business related activity pursuant to this agreement subsequent to 180 90days after execution of this agreement, all stock shall Immediately vest and no restrictions shall be placed on the stock, subject to approval of Infinium's underwriters and investment bank firms and applicable rules of the Securities and Exchange Commission.. Upon such contingencies being met, The stock will be granted to Executive's estate.

b. Disability. If, as a result of incapacity due to physical or mental illness or injury, the Executive shall have been absent from Executive's full-time duties hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such three (3) month period, but which shall not be effective earlier than the last day of such three (3) month period), the Company may terminate the Executive's employment hereunder provided the Executive is unable to resume the Executive's full-time duties at the conclusion of such notice period. In addition, the Executive may terminate the Executive's employment hereunder if Executive's health should become impaired to an extent that makes the continued performance of Executive's duties hereunder hazardous to the Executive's physical or mental health or the

Executive's life, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, the Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to the Executive and such doctor shall have concurred in the conclusion of the Executive's doctor. In the event this Agreement is terminated as a result of the Executive's disability, the Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the Base Salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for two (2) months, whichever amount is lesser. All stock shall immediately vest and no restrictions shall be placed on the stock, subject to applicable rules of the Securities and Exchange Commission. The stock shall be granted to executives estate.

c. Cause. The Company may terminate the Agreement immediately upon written notice to the Executive for "Cause," which shall be: (i) the Executive's willful, material and irreparable breach of this Agreement; (ii) the Executive's gross negligence in the performance or intentional nonperformance continuing for ten (10) days after receipt of written notice of need to cure any of the Executive's material duties and responsibilities hereunder; (iii) the Executive's dishonesty, fraud or misconduct with respect to the business or affairs of the Company or any Infinium Company which materially or adversely affects the operations or reputations of the Company or the Infinium Companies; (iv) the Executive's conviction of a felony crime; or (v) chronic alcohol abuse or illegal drug abuse by the Executive. In the event of a termination for Cause, as enumerated above, the Executive shall receive no severance compensation, and all unvested stock options granted pursuant to Section 2.2 hereof shall be forfeited to the Company.

d. Without Cause. At any time after the Executive's commencement of employment, the Company may, without Cause, terminate this Agreement and the Executive's employment, effective thirty (30) days after written notice is provided to the Executive. In the event that the Executive is terminated by the Company without Cause, the Executive shall receive from the Company 6 months severance pay and benefits based on the Executive's Base Salary then in effect. All unvested stock options shall vest immediately and remain with executive. In the event that company has installed or sold 400200,000 subscribers by March July 31st, 2004.

e. Change in Control of the Company. In the event of a "Change in Control" of the Company (as defined in Section 12 of this Agreement) during the Term, referred to In Section 12 of this Agreement.

f. Resignation by Executive Without Good Reason. If the Executive resigns or otherwise terminates Executive's employment voluntarily, (i) the Executive shall receive no severance compensation, (ii) all unvested stock options granted pursuant to Section 2.2

shall be forfeited to the Company, and (iii) the Restricted Period shall remain as set forth in Section 4 hereof.

g. Survival and Continuing Obligations. Except for termination due to Cause, upon termination of this Agreement, the Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to the Executive only to the extent and in the manner expressly provided in this Section 6 or in Section 12. All other rights and obligations of the Company and the Executive under the Agreement shall cease as of the effective date of termination; except that the Company's obligations under Section 6 herein and the Executive's obligation and other matters under Sections 2.5, 4, 5, 7, 8 and 9 herein shall survive such termination in accordance with their terms.

7. Return of Company Property. Executive shall deliver to the Company, upon termination of employment with the Company, for any reason and at any time upon the Company's request, all property, including: (a) all documents, contracts, writings, floppy and/or laser diskettes, computer generated materials, information or data stored in any medium, recordings and drawings pertaining to trade secrets, Confidential Information or other inventions and works of the Company; (b) all records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive, by or on behalf of the Company or any of its representatives, vendors or customers which pertain to the business of the Company, all of which shall be and remain the property of the Company, and shall be subject, at all times, to its discretion and control; (c) all equipment and tangible personal property entrusted to Executive by the Company; and (d) all correspondence, reports, records, charts, advertisement materials and other similar data pertaining to the business, activities or future plans of the Company, in the possession or control of Executive, shall be delivered promptly to the Company without request by it, upon termination of Executive's employment. Executive shall certify to the Company, in writing, within five (5) days of any request by the Company, that all such materials have been returned to the Company.

8. Inventions. In addition to Executive's obligations under the P&I Agreement, the Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment or within two (2) years thereafter, and which are related to the Business or activities of the Company or the Infinium Companies and which the Executive conceives as a result of Executive's employment by the Company. The Executive hereby assigns and agrees to assign all of Executive's interests therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem

necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's or the Infinium Companies interest therein.

9. Trade Secrets. The Executive shall not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company's or Infinium Companies' relationships or agreements with their respective vendors or customers or any other trade secret of the Company or Infinium Companies, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

10. Indemnification. Except, as otherwise provided in this Agreement and applicable law, in the event the Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company or Infinium Company against the Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company will indemnify the Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection therewith. In the event that both the Executive and the Company are made a party to the same third party action, complaint, suit or proceeding, the Company or Infinium Companies will engage competent legal representation, and the Executive will use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing the Executive, the Executive may engage separate counsel, and subject to the provisions of this Section 10, the Company will pay all attorneys' fees of such separate counsel. Further, while the Executive is expected at all times to use Executive's best efforts to faithfully discharge Executive's duties under this Agreement, the Executive cannot be held liable to the Company for errors or omissions made in good faith except where the Executive has exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company or where the Executive failed to perform in the best interests of the Company.

11. Assignment; Binding Effect. The Executive understands that Executive has been selected for employment by the Company on the basis of Executive's personal qualifications, experience and skills. The Executive shall not assign all or any portion of Executive's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 12 of this Agreement, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

12. Change in Control.

a. General. Unless Executive elects to terminate this Agreement pursuant to Section 12(c) below, the Executive understands and acknowledges that the Company may

be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

b. Severance Payments. In the event of a pending Change in Control wherein the Company and the Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by the Company without Cause during the Term and the applicable portions of Section 6(d) will apply; however, under such circumstances, the amount of the lump-sum severance payment due to the Executive shall be two (2) times the amount calculated under the terms of Section 6(d) and the non-competition provisions of Section 4 shall not apply whatsoever.

c. Voluntary Resignation. In any Change in Control situation, the Executive may, at Executive sole discretion, elect to terminate this Agreement by providing written notice to the Company at least five (5) business days prior to the anticipated closing the transaction giving rise to the Change in Control. In such case, the applicable provisions of Section 6(d) will apply as though the Company had terminated the Agreement without Cause during the Term; however, under such circumstances, the amount of the lump-sum severance payment due to the Executive shall be one (1) time the amount calculated under the terms of Section 6(d), and the non-competition provisions of Section 5 shall apply for a period of one (1) year from the effective date of termination.

d. Application of Termination Provisions. For purposes of applying Section 6 under the circumstances described in Sections (b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due the Executive must be paid in full by the Company at or prior to such closing. Further, the Executive will be given sufficient time and opportunity to elect whether to exercise all or any of Executive's vested options to purchase the Company Common Stock, including any options with accelerated vesting under the provisions of the Company's Stock Option Plan, such that Executive may convert the options to shares of Company Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if Executive so desires.

e. Definition. A "Change in Control" shall be deemed to have occurred if:

i. any person, entity or group [as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")], other than a corporation owned, directly or indirectly, by the stockholders of the Company, substantially in the same proportions as their ownership of stock of the Company, or an employee

benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership [as defined in Section 13(d) of the Act] of any voting security of Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing twenty percent (20%) or more of the total voting power of all of the then outstanding voting securities of Company entitled to vote generally in the election of directors;

ii. upon the first purchase of Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by Company);

iii. the stockholders of Company shall approve a merger, consolidation, recapitalization or reorganization of Company, or a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of all of the outstanding voting securities of Company immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

iv. the stockholders of Company shall approve a plan of complete liquidation or dissolution of Company or any agreement for sale or disposition by Company of all or substantially all of Company's assets; or

v. if, at any time during the period of two (2) consecutive years, individuals who, at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new Director was approved by a vote of at least two-thirds (_) (b) of the Directors then still in office who were Directors at the beginning of the period.

f. Certain Taxes. The Executive shall be reimbursed by the Company or its successor for any excise taxes that the Executive incurs under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of any Change in Control. Such amount will be due and payable by the Company or its successor within ten (10) days after the Executive delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by the Executive and detailed supporting calculations of an accounting firm selected by the Executive used to determine such excise tax. If the Company's accounting firm shall disagree with such determination, the parties hereto shall select an independent accounting firm to make a final determination. The costs of such independent accounting firm shall be shared equally by the parties.

13. Termination Obligations. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company.

14. Arbitration.

14.1 Arbitrable Claims. To the fullest extent permitted by law, all disputes between Executive (and Executive's attorneys, successors and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) of any kind whatsoever, including, without limitation, all disputes arising under this Agreement ("Arbitrable Claims"), shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and any other applicable statutory law or regulation dealing with employment.

14.2 Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief in connection with Arbitrable Claims under applicable law. All arbitration hearings under this Agreement shall be conducted in Sarasota County, Florida. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY WITH REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

14.3 Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

14.4 Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section on Arbitration shall survive the termination of Executive's employment and the expiration of this Agreement.

15. Additional Provisions.

15.1 Amendments; Waivers; Remedies. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

15.2 Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

15.3 Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

15.4 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered

mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company, in writing, of any change in Executive's address. Notice of change of address shall be effective only when done in accordance with this Section 8.4.

15.5 Underwriter Approval. Executive agrees that any and all provisions of this agreement are subject to approval of the company's underwriters or investment banking firms. In the event that either of these entities request modifications to the terms of this agreement, or nullification of any of it's provisions which effect funding to the company, executive agrees to approve and abide by the requests or determinations of such entity. In such event, all remaining provisions of this agreement not modified or nullified shall remain in full force and effect.

Company's Notice Address: Infinium Labs Corporation
2033 Main Street, Suite 309
Sarasota, FL 34237
Attn.: Timothy M. Roberts, C.E.O.
Telephone: (941) 917-0788
Facsimile: (941) 917-0782
E-mail: timr@phantom.net

Executive's Notice Address: Richard Skoba

Telephone: (636) 273-4774
Facsimile: (636) 273-4752
E-mail: rskoba6@earthlink.net

15.5 Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

15.6 Taxes. All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

15.7 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

15.8 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.9 Survival. All of those portions of this Agreement that require performance by Executive following termination of Executive's employment hereunder shall survive any termination of this Agreement.

15.10 Counterparts. This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.11 Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

15.12 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of Company, Executive shall execute such additional instruments and take such additional acts as Company may deem necessary to effectuate this Agreement.

15.13 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become_ effective on the date stipulated therein).

15.14 Executive Acknowledgment. **BEFORE SIGNING THIS AGREEMENT, EXECUTIVE WAS ADVISED OF EXECUTIVE'S RIGHT TO CONSULT WITH AN ATTORNEY TO REVIEW THIS AGREEMENT AND HAD THE OPPORTUNITY TO HAVE AN ATTORNEY THROUGHOUT THE PROCESS LEADING UP TO EXECUTIVE'S EXECUTION OF THE AGREEMENT. BEFORE SIGNING THIS AGREEMENT, EXECUTIVE HAD FULL AND ADEQUATE OPPORTUNITY TO REVIEW AND READ IT. MOREOVER, EXECUTIVE DID READ AND REVIEW THE AGREEMENT CAREFULLY AND FULLY UNDERSTOOD ITS CONTENTS, TERMS PROVISIONS AND CONDITIONS BEFORE SIGNING IT. EXECUTIVE ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT SHALL SURVIVE THE TERMINATION, FOR ANY REASON OF EXECUTIVE'S SERVICES TO AND FOR THE COMPANY.**

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

Infinium Labs Corporation

By: ______________________
Its Duly Authorized Officer

EXECUTIVE:

____
Signature

Name Printed: Richard S. Skoba

F:\USERS\BPC\CLIENTS\R\ROBERTS.TIM\EMPLOY-6.AGR

EXHIBIT 2.2

BUSINESS MANAGEMENT OBJECTIVES

When you meet the plan and close [illegible]k subscribers in 2004 then you shall receive 100k stock options with no vesting or restrictions.

For every 500k subscribers you will receive get another 100k shares of stock from ESOP options with no vesting or restrictions. Until you reach 5mm subscribers. The plan shall be capped at 500,000 subscribers.

You will need to build a hit team of 3-4 salesmen on draw as your team. The pool for them is 500k shares, you can build the plan however you like as long it is on performance.

EXHIBIT 2.5

STOCKHOLDER VESTING AGREEMENT

EXHIBIT 5.1

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
AND
EXECUTIVE CONFIDENTIALITY AGREEMENT